CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 85 to the registration statement on Form N-1A (the "registration statement") of our report dated August 23, 1999, relating to the financial statements and financial highlights appearing in the June 30, 1999 Annual Report to Shareholders of U.S. Global Investors Funds, which financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants and Legal Counsel" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 27, 1999